Exhibit 99.1

VIEWBIX INC.

COMBINED CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2021

CONTENTS

Page

Report of Independent Registered Public Accounting Firm (PCAOB ID No. 1197)	2 - 3

Combined Consolidated Balance Sheets	4 - 5

Combined Consolidated Statements of Operations	6

Combined Consolidated Statements of Changes in Shareholders’ Equity	7

Combined Consolidated Statements of Cash Flows	8 - 9

Notes to the Combined Consolidated Financial Statements	10 - 38

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Viewbix Inc.

Opinion on the Financial Statements

We have audited the accompanying combined consolidated balance sheets of Viewbix Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020 and the related combined consolidated statements of operations, shareholder’s equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Business Combination - Acquisition of Cortex Media Group Ltd. – Refer to Note 7 to the Combined Consolidated Financial Statements

Critical Audit Matter Description

On October 13, 2021, Gix Media Ltd., a wholly owned subsidiary of the Company, acquired 70% of the shares of Cortex Media Group Ltd. for a total consideration of approximately $11 million. The Company allocated the purchase price between tangible and intangible assets acquired and liabilities assumed based on estimated fair values, with the residual of the purchase price recorded as goodwill. The intangible assets identified in the acquisition were technology and customer relations. The fair values assigned to these intangible assets were $1.7 million and $4.6 million, respectively. The residual recorded as goodwill was $9.6 million.

Management estimated the fair value of these intangible assets using the income approach, which is based on the present value of the future cash flows attributable to each identifiable intangible asset. The income approach to valuation required management to make significant estimates and assumptions related to future cash flows and discount rates.

We identified the fair value of the intangible assets acquired as a critical audit matter because of the significant judgments, estimates and assumptions made by management to estimate their fair value. This required a high degree of auditor judgment and an increased extent of effort, in relation to our audit as whole, including the need to involve our fair value specialists when performing audit procedures to evaluate the reasonableness of future cash flows and discount rates.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the fair value determination of the intangible assets acquired included the following, among others:

●	We read the agreements and analyzed the terms of the purchase and other agreements related to the acquisition.

●	We evaluated the reasonableness of management’s forecasts of future cash flows, including underlying revenue growth rates and customer attrition rates, by comparing these forecasts to historical results, as well as by testing the other underlying source information for accuracy and completeness.

●	With the assistance of our fair value specialists, we evaluated the valuation methodologies and the reasonableness of the discount rates and royalty rates, including testing the mathematical accuracy of the calculations, and developing a range of independent estimates and comparing those to the discount and royalty rates selected by management.

/s/ Brightman Almagor Zohar & Co.

Certified Public Accountants

A Firm in the Deloitte Global Network

Tel Aviv, Israel

November 28, 2022

We have served as the Company’s auditor since 2012.

VIEWBIX INC.

COMBINED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share data)

		As of December 31	As of December 31
	Note	2021	2020

ASSETS

CURRENT ASSETS

Cash and cash equivalents		5,208	3,345
Restricted deposits		234	219
Accounts receivable		16,415	6,251
Loan to parent company	15	6,384	5,819
Other current assets	3	1,004	996

Total current assets		29,245	16,630

NON-CURRENT ASSETS

Severance pay funds		83	265
Deferred taxes	11	133	152
Property and equipment, net	4	334	107
Operating lease right-of-use asset	5	569	-
Intangible assets, net	6	8,414	3,679
Goodwill	6	12,483	2,902

Total non-current assets		22,016	7,105

Total assets		51,261	23,735

The accompanying notes are an integral part of these combined consolidated financial statements.

VIEWBIX INC.

COMBINED CONSOLIDATED BALANCE SHEETS (Cont.)

U.S. dollars in thousands (except share data)

		As of December 31	As of December 31
	Note	2021	2020

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	8	16,676	5,598
Short-term loans	10	5,069	678
Current maturities of long-term loan	10	1,500	-
Other payables	9	1,317	1,096
Loan from parent company	15	2,116	2,054
Operating lease liabilities - short term	5	91	-

Total current liabilities		26,769	9,426

NON-CURRENT LIABILITIES

Accrued severance pay		188	619
Long-term loan, net of current maturities	10	4,270	-
Operating lease liabilities - long term	5	491	-
Deferred taxes	11	1,026	420

Total non-current liabilities		5,975	1,039

Commitments and Contingencies	12

SHAREHOLDERS’ EQUITY	13

Common stock of $0.0001 par value - Authorized: 490,000,000 shares; Issued and outstanding: 14,783,964 shares as of December 31, 2021 and December 31, 2020 (*)		3	3
Additional paid-in capital		16,074	15,933
Accumulated deficit		(2,366)	(2,666)
Equity attributed to shareholders of Viewbix Inc.		13,711	13,270
Non-controlling interests		4,806	-
Total equity		18,517	13,270

Total liabilities and shareholders’ equity		51,261	23,735

(*)	Retroactively adjusted to reflect the reverse stock split effected on August 31, 2022 (see note 1.E) and to reflect the equivalent number of shares corresponding to the combined financial information of the Company and Gix Media Ltd. following the Reorganization Transaction (see note 1.C) for all periods presented.

The accompanying notes are an integral part of these combined consolidated financial statements.

VIEWBIX INC.

COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except share data)

		Year ended December 31,
	Note	2021	2020

Revenues		45,224	38,147

Costs and Expenses:
Traffic-acquisition and related costs		37,422	28,844
Research and development	14A	2,369	2,739
Selling and marketing	14B	1,345	1,163
General and administrative	14C	1,384	1,732
Depreciation and amortization	4,6	1,941	1,722
Business acquisition and related costs		222	(8)

Operating income		541	1,955

Financial income, net	14D	140	555

Income before income taxes		681	2,510

Income tax expense	11	90	181

Net income		591	2,329

Less: net income attributable to noncontrolling interests		291	-
Net income attributable to shareholders of Viewbix Inc.		300	2,329

Net income per share – Basic attributed to shareholders:		0.02	0.16

Net income per share – Diluted attributed to shareholders:		0.02	0.16

Weighted average number of shares (*) – Basic:		14,783,964	14,661,972

Weighted average number of shares (*) – Diluted:		15,044,630	14,992,638

(*)	Retroactively adjusted to reflect the reverse stock split effected on August 31, 2022 (see note 1.E) and to reflect the equivalent number of shares corresponding to the combined financial information of the Company and Gix Media Ltd. following the Reorganization Transaction (see note 1.C) for all periods presented.

The accompanying notes are an integral part of these combined consolidated financial statements.

VIEWBIX INC.

COMBINED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

U.S. dollars in thousands (except share data)

	Common stock (*)		Additional paid-in	Accumulated	Total Attributed to the company’s	Non- Controlling	Total
	Number	Amount	capital	Deficit	Shareholders	Interests	Equity
Balance as of January 1, 2021	14,783,964	3	15,933	(2,666)	13,270	-	13,270
Net income	-	-	-	300	300	291	591
Business acquisition (see note 7)	-	-	-	-	-	4,709	4,709
Share-based compensation	-	-	(43)	-	(43)	-	(43)
Financing provided by the Parent Company (see note 15.b)	-	-	184	-	184	-	184
Dividend distributed to non-controlling interests	-	-	-	-	-	(194)	(194)

Balance as of December 31, 2021	14,783,964	3	16,074	(2,366)	13,711	4,806	18,517

	Common stock (*)		Additional paid-in	Accumulated	Total Attributed to the company’s	Non- Controlling	Total
	Number	Amount	Deficit	Deficit	Shareholders	Interests	Equity
Balance as of January 1, 2020	14,657,106	3	15,772	(3,795)	11,980	-	11,980
Net income	-	-	-	2,329	2,329	-	2,329
Issuance of shares	126,858	-	58	-	58	-	58
Share-based compensation	-	-	103	-	103	-	103
Dividend distributed to shareholders	-	-	-	(1,200)	(1,200)	-	(1,200)

Balance as of December 31, 2020	14,783,964	3	15,933	(2,666)	13,270	-	13,270

(*)	Retroactively adjusted to reflect the reverse stock split effected on August 31, 2022 (see note 1.E) and to reflect the equivalent number of shares corresponding to the combined financial information of the Company and Gix Media Ltd. following the Reorganization Transaction (see note 1.C) for all periods presented.

The accompanying notes are an integral part of these combined consolidated financial statements.

VIEWBIX INC.

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands (except share data)

	Year ended December 31,
	2021	2020

Cash flows from Operating Activities
Net income	591	2,329

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortizations	1,941	1,722
Share-based compensation	(43)	103
Deferred taxes	(133)	(145)
Accrued interest, net	(135)	(224)
Exchange rate differences on loans	(243)	(386)
Fair value revaluation of a short-term loan	19	-
Gain from sale of a subsidiary	-	(8)
Changes in assets and liabilities items:
Decrease (increase) in accounts receivable	498	(117)
Decrease (increase) in other receivables	338	(138)
Decrease in operating lease right-of-use assets	68	-
Decrease in severance pay, net	(249)	(301)
Increase (decrease) in accounts payable	2,172	(300)
Decrease in other payables	(649)	(22)
Decrease in operating lease liabilities	(55)	-
Increase in loan from parent company	246	443
	2,369	(435)

Net cash provided by operating activities	4,366	2,956

The accompanying notes are an integral part of these combined consolidated financial statements.

VIEWBIX INC.

COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont.)

U.S. dollars in thousands (except share data)

	Year ended December 31,
	2021	2020

Cash flows from Investing Activities
Purchase of property and equipment	(311)	(55)
Cash received from the sale of a subsidiary	-	13
Cash paid in connection with acquisition, net of cash acquired (see note 7)	(10,185)	-
Capitalization of software development costs	(269)	(180)

Net cash used in investing activities	(10,765)	(222)

Cash flows from Financing Activities
Receipt of short-term loan	-	50
Receipt of short-term bank loan	3,500	-
Repayment of short-term bank loan	(600)	-
Receipt of long-term bank loan	6,000	-
Repayment of long-term bank loan	(230)	-
Payment of dividend to non-controlling interests	(194)	-
Dividend distributed to shareholders	-	(386)
Increase in loan to parent company	(199)	(970)
Issuance of shares	-	49

Net cash provided by (used in) financing activities	8,277	(1,257)

Increase in cash and cash equivalents and restricted cash	1,878	1,477

Cash and cash equivalents and restricted cash at beginning of the period	3,564	2,087

Cash and cash equivalents and restricted cash at end of the period	5,442	3,564

Supplemental Disclosure of Cash Flow Activities:

Cash paid and received during the period
Taxes paid	(381)	(327)
Interest paid	(84)	(18)
	(465)	(345)

Substantial non-cash activities:
Modification of parent company payable into a loan (see note 15)	2,116	-
Right of use assets obtained in exchange for operating lease liabilities	637	-
Dividend distribution to parent company which was offset from a loan to parent company (see note 13.E)	-	814

The accompanying notes are an integral part of these combined consolidated financial statements.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 1: GENERAL

A. Organizational Background

Viewbix Inc. (formerly known as Virtual Crypto Technologies, Inc.) (the “Company”) was incorporated in the State of Delaware on August 16, 1985, under a predecessor name, The InFerGene Company (“InFerGene Company”). On August 25, 1995, a wholly owned subsidiary of InFerGene Company merged with Zaxis International, Inc., an Ohio corporation, which following such merger, the surviving entity, InFerGene Company, changed its name to Zaxis International, Inc (“Zaxis”). In 2015 the Company changed its name to Emerald Medical Applications Corp.

On January 17, 2018, the Company formed a new wholly owned subsidiary under the laws of the State of Israel, Virtual Crypto Technologies Ltd. (“VCT Israel”), to develop and market software and hardware products facilitating and supporting the purchase and/or sale of cryptocurrencies. Effective as of March 7, 2018, the Company’s name was changed from Emerald Medical Applications Corp. to Virtual Crypto Technologies, Inc. to reflect its new operations and business focus.

On February 7, 2019, the Company entered into a share exchange agreement (the “Share Exchange Agreement” or the “Recapitalization Transaction”) with Gix Internet Ltd., a company organized under the laws of the State of Israel (“Gix” or “Parent Company’’), pursuant to which, Gix assigned, transferred and delivered its 99.83% holdings in Viewbix Ltd., a company organized under the laws of the State of Israel (“Viewbix Israel”), to the Company in exchange for shares of the Company, which resulted in Viewbix Israel becoming a subsidiary of the Company. In connection with the Share Exchange Agreement, effective as of August 7, 2019, the Company’s name was changed from Virtual Crypto Technologies, Inc. to Viewbix Inc.

VCT Israel ceased its business operation prior to consummation of the Recapitalization Transaction. On January 27, 2020, VCT Israel was sold to a third party for NIS 50 (approximately $13).

B. Emerald Medical Applications Ltd.

Emerald Medical Applications Ltd., the Company’s wholly owned subsidiary (“Emerald Israel”) was engaged in the business of developing DermaCompare technology and the development, sale and service of imaging solutions utilizing its DermaCompare software for use in derma imaging and analytics for the detection of skin cancer. On January 29, 2018, the Company ceased the DermaCompare operations of its former subsidiary.

On May 2, 2018, the District Court of Lod, Israel issued a winding-up order for Emerald Israel and appointed an Israeli attorney as special executor for Emerald Israel.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 1: GENERAL (Cont.)

C. Reorganization Transaction

On December 5, 2021, the Company entered into a certain Agreement and Plan of Merger with Gix Media Ltd. (“Gix Media”), an Israeli company and the majority-owned (77.92%) subsidiary of Gix, the Parent Company and Vmedia Merger Sub Ltd., an Israeli company and wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, Merger Sub merged with and into Gix Media, with Gix Media being the surviving entity and a wholly-owned subsidiary of the Company (the “Reorganization Transaction”).

On September 19, 2022, (the “Closing Date”) the Reorganization Transaction was consummated and as a result, all outstanding ordinary shares of Gix Media, having no par value (the “Gix Media Shares”) were delivered to the Company in exchange for the Company’s shares of common stock, par value $0.0001 per share (“Common Stock”). As a result of the Reorganization Transaction, the former holders of Gix Media Shares, who previously held approximately 68% of the Company’s Common Stock, hold approximately 97% of the Company’s Common Stock, and Gix Media became a wholly owned subsidiary of the Company.

As the Company and Gix Media were consolidated by the Parent Company, before and after the Reorganization Transaction, the Reorganization Transaction was accounted for as a transaction between entities under common control. Accordingly, the combined financial information of the Company and Gix Media is presented in these financial statements, for all periods presented, reflecting the historical cost of the Company and Gix Media, as it is reflected in the combined consolidated financial statements of the Parent Company.

Share and per share data in these financial statements have been retrospectively adjusted, for all periods presented, to reflect a number of shares that is equivalent to the number of shares of the Company post the Reorganization Transaction.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 1: GENERAL (Cont.)

D. Business Overview

The Company and its subsidiaries (the “Group”), Gix Media and Cortex Media Group Ltd. (“Cortex”), operates in the field of digital advertising. The Group has two main activities that are reported as separate operating segments: the search segment and the digital content segment.

The search segment develops a variety of technological software solutions, which perform automation, optimization, and monetization of internet campaigns, for the purposes of obtaining and routing internet user traffic to its customers. The search segment activity is conducted by Gix Media.

The digital content segment is engaged in the creation and editing of content, in different languages, for different target audiences, for the purposes of generating revenues from leading advertising platforms, including Google, Facebook, Yahoo and Apple, by utilizing such content to obtain and route internet user traffic for its customers. The digital content segment activity is conducted by Cortex. Gix Media holds 70% of Cortex’s share capital, The remaining shares are held by Cortex’s founders (see note 7).

The Group’s technological tools allow advertisers and website owners to earn more from their advertising campaigns and generate additional profits from their websites.

E. Reverse Stock Split

In connection with the Closing of the Reorganization Transaction, the Company filed an Amended and Restated Certificate of Incorporation (the “Amended COI”) with the Secretary of State of Delaware, effective as of August 31, 2022, pursuant to which, concurrently with the effectiveness of the Amended COI, the Company, among other things, effected a reverse stock split of its Common Stock at a ratio of 1-for-28. Share and per share data in these financial statements have been retrospectively adjusted to reflect the reverse stock split for all periods presented.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

A. Basis of Presentation and Principles of Consolidation:

The accompanying combined consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and were prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

All intercompany accounts and transactions have been eliminated in consolidation.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

B. Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported of assets and liabilities and disclosure at the date of the combined consolidated financial statements and the reported amounts of income and expense during the reporting period. The Company evaluates on an ongoing basis its assumptions, including those related to contingencies, income taxes, deferred taxes, share-based compensation and leases. Actual results could differ from those estimates.

C. Functional Currency and Foreign Currency Transactions

Most of the revenues of the Company are received in U.S. dollars. In addition, a substantial portion of the costs of the Company are incurred in U.S. dollars. Therefore, the Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company and each of its subsidiaries operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.

Accordingly, monetary balances denominated in currencies other than the U.S. dollar are re-measured into U.S. dollars in accordance with Statement of the Accounting Standard Codification (“ASC”) No. 830 “Foreign Currency Matters” (“ASC No. 830”).

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Balances in non-U.S. dollar currencies are translated into U.S. dollars using historical and current exchange rates for non-monetary and monetary balances, respectively. For non-U.S. dollar transactions and other items in the statements of operations (indicated below), the following exchange rates are used: (i) for transactions exchange rates at transaction dates and (ii) for other items (derived from non-monetary balance sheet items such as depreciation and amortization) historical exchange rates. Currency transaction gains and losses are presented in the financial income net, as appropriate.

D. Cash and cash equivalents

The Company considers all short-term investments, which are highly liquid investments with original maturities of three months or less at the date of purchase, to be cash equivalents.

E. Restricted Deposits

Restricted cash held in interest bearing saving accounts which are used as a security for the Group’s credit card and lease obligations.

F. Accounts receivable and allowance for credit losses

Accounts receivables are recorded at the invoiced amount, net of an allowance for credit losses. The Group evaluates its outstanding accounts receivables and establishes an allowance for credit losses based on information available on their credit condition, current aging, historical experience, future economic and market conditions. These allowances are reevaluated and adjusted periodically as additional information is available. Changes in the allowance for expected credit losses are recorded under general and administrative expenses in the combined consolidated statements of operations.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

G. Fixed assets

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line basis over the estimated useful lives, at the following annual rates:

%
Computers and peripherals equipment	33
Office furniture and equipment	6-15
Leasehold improvements	(*)

(*)	Over the shorter of the lease term (including options if any that are reasonably certain to be exercised estimated useful life).

H. Leases

In accordance with ASC No. 842 “Leases”, the Company determines if an arrangement is a lease at inception. If an arrangement is a lease, the Company determines whether it is an operating lease or a finance lease at the lease commencement date. Operating leases are included in operating lease right-of-use asset, operating lease liabilities – current, and non-current operating lease liabilities in the Company’s combined consolidated balance sheets.

Operating lease assets represent the Company’s right to control the use of an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the estimated lease.

Operating lease assets and liabilities are recognized on the commencement date based on the present value of lease payments over the lease term.

The Company uses its incremental borrowing rate based on the information available at the commencement date to determine the present value of the lease payments. The incremental borrowing rate is estimated based on factors such as the lease term, credit standing and the economic environment of the location of the lease.

Variable lease payments, including payments based on an index or a rate, are expensed as incurred and are not included within the operating lease asset and operating lease liabilities. The Company does not separate non-lease components from lease components for its leases of real estate.

The Company’s lease terms are the noncancelable periods, including any rent-free periods provided by the lessor, and include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. At lease inception, and in subsequent periods as necessary, the Company estimates the lease term based on its assessment of extension and termination options that are reasonably certain to be exercised. Lease costs are recognized on a straight-line basis over the lease term.

The Company does not recognize operating lease asset and operating lease liabilities for leases with terms shorter than 12 months. Lease costs for short-term leases are recognized on a straight-line basis over the lease term.

The Company has material non-functional currency leases. Lease liabilities in respect of leases denominated in a foreign currency are remeasured using the exchange rate at each reporting date. Lease assets are measured at historical rates, which are not affected by subsequent changes in the exchange rates.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

I. Revenue Recognition

As described in note 1.D, the Company generates revenues from obtaining internet user traffic and routing such traffic to its customers. The Company is entitled to receive consideration for its service upon each individual internet user traffic routed to and monetized by its customers.

The Company’s revenues are measured according to the ASC 606, “Revenue from Contracts with Customers” (“ASC 606”). Under ASC 606, revenues are measured according to the amount of consideration that the Company expects to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties, such as VAT taxes. Revenues are presented net of VAT. The Company’s payments terms are less than one year. Therefore, no finance component is recognized.

The Company recognizes revenues upon routing of internet users’ traffic that is monetized by its customers. As the Company operates as the primary obligor in its arrangements and has sole discretion in determining to which of its customers internet user traffic is to be routed, revenues are presented on a gross basis.

J. Traffic-acquisition and related costs

Traffic acquisition and related costs consist primarily of fees paid to suppliers in connection with the Company’s internet traffic sources, as well as internal costs incurred in connection with the acquisition of such traffic. Traffic acquisition costs are expensed as incurred.

K. Research and development expenses

Research and development costs are charged to the combined consolidated statements of income as incurred, except for certain costs relating to internally developed software, which are capitalized.

The Company capitalizes certain internal-use software development costs, consisting of direct subcontractors’ costs associated with creating the internally developed software. Software development projects generally include three stages: (i) the preliminary project stage (all costs expensed as incurred); (ii) the application development stage (costs are capitalized) and (iii) the post implementation/operation stage (all costs expensed as incurred).

The costs capitalized in the application development stage primarily include the costs of designing the application, coding and testing of the system. Capitalized costs are amortized using the straight-line method over the estimated useful life of the software, once it is ready for its intended use.

The Company believes that the straight-line recognition method best approximates the manner in which the expected benefit will be derived. Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

L. Income taxes

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”, and (“ASC 740”). ASC 740 prescribes the use of the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and for carry forward tax losses. Deferred taxes are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more-likely-than-not that some portion or all of the deferred tax asset will not be realized.

Uncertain tax positions are accounted for in accordance with the provisions of ASC 740-10, under which a company may recognize the tax benefit from an uncertain tax position claimed or expected to be claimed on a tax return only if it is more likely than not that the tax position will be sustained on examination by the taxation authorities, based on the technical merits of the position, at the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. Interest and penalties, if any, related to unrecognized tax benefits, are recognized in tax expense.

M. Contingencies

The Company records accruals for loss contingencies arising from claims, litigation and other sources when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or additional information becomes available. Legal costs incurred in connection with loss contingencies are expensed as incurred.

N. Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, restricted deposits, accounts receivable, loan to Parent Company, other current assets, current maturities of long-term loan, accounts payable, other payables, short-term loans approximate their fair value due to the short-term maturities of such instruments. The carrying amount of the Parent Company loan approximates its fair value due to its initial recognition at fair value upon modification (see note 15).

The carrying amount of the variable interest rate long-term loan is approximates to its fair value as it bears interest at approximate market rate.

O. Business Combinations

The Company accounts for its business combinations in accordance with ASC 805, “Business Combinations” (“ASC 805”). ASC 805 specifies the accounting for business combinations and the criteria for recognizing and reporting intangible assets apart from goodwill. ASC 805 requires recognition of assets acquired, liabilities assumed and any non-controlling interest at the acquisition date, measured at their fair values as of that date.

Acquisition-related intangible assets result from the Company’s acquisitions of businesses accounted for under the purchase method and consist of the fair value of identifiable intangible assets including customer relations, technology, as well as goodwill. Goodwill is the amount by which the acquisition cost exceeds the fair values of identifiable acquired net assets on the date of purchase. Acquisition-related definite lived intangible assets are reported at cost, net of accumulated amortization.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

P. Goodwill

The Company’s goodwill reflects the excess of the consideration paid or transferred including the fair value of contingent consideration over the fair values of the identifiable net assets acquired.

Goodwill is not amortized but instead is tested for impairment, in accordance with ASC 350, “Intangibles – Goodwill and Other” (“ASC 350”), at the reporting unit level, at least annually at December 31 each year, or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.

The goodwill impairment test is performed by evaluating an initial qualitative assessment of the likelihood of impairment. If this step indicates that the qualitative assessment does not result in a more likely than not indication of impairment, no further impairment testing is required. If it does result in a more likely than not indication of impairment, the impairment test is performed.

In the impairment test, the Company compares the fair value of the reporting unit to the carrying value of the reporting unit. If the fair value of the reporting unit exceeds the carrying value of the net assets allocated to that unit, goodwill is not impaired, and no further testing is required. If the fair value is less than the carrying value of the reporting unit, then the second step of the impairment test is performed to measure the amount of the impairment.

Q. Intangible assets, other than goodwill

Intangible assets are identifiable non-monetary assets that have no physical substance. Intangible assets with indefinite useful lives are not amortized and are tested for impairment once a year, or whenever there is a sign indicating that impairment may have occurred, in accordance with ASC 350. An estimate of the useful life of intangible assets with an indefinite useful life is examined at the end of each reporting year. A change in the estimated useful life of an intangible asset that changes from indefinite-lived to finite-lived is treated prospectively.

Intangible assets with a finite useful life are amortized in a straight line over their estimated useful life subject to impairment testing. A change in the estimated useful life of an intangible asset with a finite useful life is treated prospectively.

The useful life used to amortize intangible assets with a finite useful life is as follows:

%
Customer relations	14.3
Technology	16.7-22
Internal-use software	33

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

R. Impairment of long-lived assets

The Company’s long-lived assets to be held or used, including property and equipment, right of use assets and intangible assets subject to amortization are reviewed for impairment in accordance with ASC 360, “Property, Plants and Equipment” (“ASC 360”), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

S. Severance Pay

The Company’s liability for severance pay for some of its Israeli employees is calculated pursuant to Israeli Severance Pay Law, 1963 (the “Israeli Severance Pay Law”) based on the most recent salary of the employee multiplied by the number of years of employment, as of the balance sheet date. These employees are entitled to one month’s salary for each year of employment or a portion thereof. The Company records the liability as if it were payable at each balance sheet date on an undiscounted basis. The liability is classified based on the expected date of settlement and therefore is usually classified as a long-term liability unless the cessation of the employees is expected during the upcoming year.

The Company’s liability for these Israeli employees is partially covered by monthly deposits for insurance policies and the remainder by an accrual. The deposited funds for these policies are recorded as an asset in the Company’s balance sheet and include profits and losses accumulated up to the balance sheet date. The deposited funds may be withdrawn only upon the fulfillment of the obligation pursuant to the Israeli Severance Pay Law or labor agreements. The value of the deposited funds is based on the cash redemption value of these policies.

With respect to other Israeli employees, the Company acts pursuant to the general approval of the Israeli Ministry of Labor and Welfare, pursuant to the terms of Section 14 of the Israeli Severance Pay Law (“Section 14”), according to which the current deposits with the pension fund and/or with the insurance company exempt the Company from any additional obligation to these employees for whom the said depository payments are made. As a result, the Company does not recognize any liability for severance pay due to these employees and the deposits under Section 14 are not recorded as an asset in the Company’s balance sheet.

Severance expenses for the years ended December 31, 2021 and 2020 amounted to $157 and $218, respectively.

T. Share-based compensation

The Company accounts for share-based compensation in accordance with ASC 718, “Stock Compensation” (“ASC 718”), which requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods, which is generally the vesting period, in the Company’s combined consolidated statement of operations.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

T. Share-based compensation (Cont.)

The Company selected the Black-Scholes option pricing model as the most appropriate fair value method for its share options awards. The option-pricing model requires several assumptions, of which the most significant are the expected share price volatility and the expected option term.

The Company accounts for forfeitures as they occur.

U. Warrants

The Company accounts for warrants in accordance with applicable accounting guidance provided in ASC Topic 815 “Derivatives and Hedging – Contracts in Entity’s Own Equity” (ASC Topic 815), as equity instruments.

V. Net income per share

In accordance with ASC 260, “Earnings Per Share” (“ASC 260”), basic net earnings per share is computed by dividing net earnings attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period. Diluted net earnings per share reflects the potential dilution that could occur if share options, warrants or other commitments to issue ordinary shares were exercised or equity awards vested, resulting in the issuance of ordinary shares that could share in the net earnings of the Company.

W. Segment reporting

The Company reports financial and descriptive information about its reportable segments. Reportable segments are operating segments or aggregations of operating segments that meet specified criteria as defined in ASC 280, “Segments Reporting”.

Operating segments are distinguishable components of an entity for each of which a separate financial information is available and is reported in a manner consistent with the internal reporting provided to the entity’s Chief Operating Decision Maker (“CODM”) in making decisions about how to allocate resources and in assessing performance.

The review of the CODM is carried out according to the results of the segment’s activity. His review does not include certain expenses that are not related specifically to the activity of each of the segments. Those expenses are presented as reconciliation between segments operating results to total operating results in financial statements.

X. Recent accounting pronouncements

ASU 2019-12, Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes, eliminates certain exceptions to the general principles in Topic 740 and clarifies certain aspects of the current guidance to improve consistent application among reporting entities. ASU 2019-12 is effective for annual periods beginning after January 1, 2022 and interim periods within annual periods beginning after January 1, 2023, and early adoption was permitted.

The Company does not expect the adoption of this accounting standard will have a material impact on its combined consolidated financial statements

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (Cont.)

X. Recent accounting pronouncements (cont.)

ASU 2019-10, Financial Instruments—Credit Losses (Topic 326)

In September 2016, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326)” (“ASU 2016-13”), which requires the immediate recognition of management’s estimates of current and expected credit losses. In November 2018, the FASB issued ASU 2018-19, which makes certain improvements to Topic 326. In April and May 2019, the FASB issued ASUs 2019-04 and 2019-05, respectively, which adds codification improvements and transition relief for Topic 326. In November 2019, the FASB issued ASU 2019-10, which delays the effective date of Topic 326 for Smaller Reporting Companies to interim and annual periods beginning after December 15, 2022, with early adoption permitted. In November 2019, the FASB issued ASU 2019-11, which makes improvements to certain areas of Topic 326. In February 2020, the FASB issued ASU 2020-02, which adds an SEC paragraph, pursuant to the issuance of SEC Staff Accounting Bulletin No. 119, to Topic 326.

The amendments in this update are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted.

The Company does not expect that the adoption of this accounting standard will have a material impact on its combined consolidated financial statements

ASU 2021-08, Business Combinations

In October 2021 the FASB issued ASU 2021-08, “Business Combinations (Topic 805) – Accounting for Contract Assets and Contract Liabilities from Contracts with Customers”. The amendments in this update require that an entity (acquirer), recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts. To achieve this, an acquirer may assess how the acquiree applied Topic 606 to determine what to record for the acquired revenue contracts.

The amendments in this update are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, and early adoption is permitted.

The Company does not expect that the adoption of this accounting standard will have a material impact on its combined consolidated financial statements.

ASU 2020-06, Convertible instruments

In August 2020, the FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for convertible instruments by removing certain separation models in Accounting Standards Codification (“ASC”) 470-20, “Debt—Debt with Conversion and Other Options,” (“ASC 470-20”) for convertible instruments. Under ASU 2020-06, the embedded conversion features no longer are separated from the host contract for convertible instruments with conversion features that are not required to be accounted for as derivatives under ASC 815, “Derivatives and Hedging,” or that do not result in substantial premiums accounted for as paid-in capital. For smaller reporting companies, ASU 2020-06 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2023, with early adoption permitted for fiscal years beginning after December 15, 2020.

The Company currently does not expect that the adoption of this accounting standard will have a material impact on its combined consolidated financial statements.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

ASU 2021-04, Warrants

In May 2021, the Financial Accountings Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2021-04, “Earnings Per Share (Topic 260), Debt—Modifications and Extinguishments (Subtopic 470-50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815- 40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options” (“ASU 2021-04”). The guidance is effective for the Company on January 1, 2022.

The Company currently does not expect that the adoption of this accounting standard will have a material impact on its combined consolidated financial statements.

NOTE 3: OTHER CURRENT ASSETS

Composition:

	As of December 31	As of December 31
	2021	2020

Prepaid expenses	$350	$83
Government authorities	$624	$788
Other receivables	$30	$125
	1,004	996

NOTE 4: PROPERTY AND EQUIPMENT, NET

Composition:

	As of December 31	As of December 31
	2021	2020

Cost:
Computers and peripheral equipment	$436	$384
Office furniture and equipment	$134	$75
Leasehold improvements	$273	$46

Total cost	$843	$505
Less: accumulated depreciation	(509)	(398)
Property and equipment, net	334	107

Depreciation expenses totaled to $94 for the years ended December 31, 2021 and 2020.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 5: LEASES

On February 25, 2021, Gix Media entered into a lease agreement for a new corporate office of 479 square meters in Ramat Gan, Israel, at a monthly rent fee of $10. The lease period is for 36 months (the “initial lease period”) with an option by the Company to extend for two additional terms of 24 months each. In accordance with the lease agreement, the Company made leasehold improvements in exchange for a rent fee discount of $67 which will be spread over the initial lease period.

The Company includes renewal options that it is reasonably certain to exercise in the measurement of the lease liabilities.

Weighted-average remaining lease term and discount rate were as follows:

As of December 31 2021

Operating leases weighted average remaining lease term (in years)	6.17
Operating leases weighted average discount rate	3.10%

Maturities of operating lease liabilities as of December 31, 2021, are as follows:

As of December 31
2021

2022	$99
2023	$100
2024	$100
2025	$100
Thereafter	$285
Total lease payments	684
Less: imputed interest	(102)
Present value of lease liabilities	582

Operating lease expenses for the year ended December 31, 2021, amounted to $85.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 6: GOODWILL AND INTANGIBLE ASSETS, NET

	Internal-use Software (*)	Customer Relations	Technology	Goodwill	Total

Cost:
Balance as of January 1, 2021	180	6,080	3,117	2,902	12,279
Acquisition of Cortex (see note 7)	-	4,640	1,673	9,581	15,894
Additions	269	-	-	-	269
Balance as of December 31, 2021	449	10,720	4,790	12,483	28,442

Accumulated amortization:
Balance as of January 1, 2021	-	3,274	2,424	-	5,698
Amortization recognized during the year	-	987	860	-	1,847
Balance as of December 31, 2021	-	4,261	3,284	-	7,545

Amortized cost:
As of December 31, 2021	449	6,459	1,506	12,483	20,897

	Internal-use Software (*)	Customer Relations	Technology	Goodwill	Total

Cost:
Balance As of January 1, 2020	-	6,080	3,117	2,902	12,099
Additions	180	-	-	-	180
Balance as of December 31, 2020	180	6,080	3,117	2,902	12,279

Accumulated amortization:
Balance as of January 1, 2020	-	2,338	1,732	-	4,070
Amortization recognized during the year	-	936	692	-	1,628
Balance as of December 31, 2020	-	3,274	2,424	-	5,698

Amortized cost:
As of December 31, 2020	180	2,806	693	2,902	6,581

(*)	During 2020, Gix Media engaged with a subcontractor for the development of an internal-use software (the “Software”). Gix Media capitalized its developments costs.

Estimated annual amortization expense for each of the next five years is as follows:

2022	1,948
2023	1,948
2024	1,012
2025	1,012
2026	1,012

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 7: BUSINESS COMBINATION

Cortex Acquisition

On October 13, 2021, Gix Media acquired 70% (on a fully diluted basis) of the shares of Cortex (“Cortex Transaction”), a private company operating in the field of online media and advertising. In consideration for Cortex Transaction, Gix Media paid NIS 35 million in cash (approximately $11 million), out of which an amount of $0.5 million was deposited in trust for a period of 12 months from the closing date (the “Purchase Price”)

The Cortex Transaction also included the following main terms:

●	Gix Media will acquire 30% of Cortex’s shares in three equal stages, at the beginning of 2023, at the beginning of 2024 and at the beginning of 2025 (the “Remaining Balance Shares”), so that following the completion of the acquisition of all of the Remaining Balance Shares, Gix Media will hold 100% of Cortex’s share capital on a fully diluted basis. The acquisition price of the Remaining Balance Shares is to be equal to their fair value of these shares at the time of each future acquisition. The fair value is to be determined using the earning multiplier approach, in an identical manner as used to determine the purchase price of the shares representing the 70% in Cortex acquired on October 13, 2021 and based on earnings of Cortex as reflected in its most recent financial statements at the time of each such future acquisition.

●	The obligation (and right) to acquire the Remaining Balance Shares will expire in the event of an initial public offering of Cortex’s shares or in the event of a 50% or more decrease in Cortex’s annual net income, for a period of 12 consecutive months, compared to the net income during the period of 12 months ended July 31, 2021. As of the date of filling of these financial statements, this right and obligation has not expired.

●	If Gix Media does not fulfill its obligation to acquire the Remaining Balance Shares, within 90 days from the designated acquisition date as stated above, the selling shareholders of Cortex (the original shareholders of Cortex) will be released from their obligation not to sell or transfer their holdings in Cortex to a third party, in relation to the same stage of the balance of the shares not acquired as aforesaid. If Gix Media does not fulfill its obligation to acquire the Remaining Balance Shares in a certain stage, its right to acquire the Remaining Balance Shares in the subsequent stage, will be conditioned upon the acquisition of the Remaining Balance Shares not purchased by it in the previous stage as well, provided that the Remaining Balance Shares were not transferred or pledged by the selling shareholders of Cortex to a third party.

The Cortex Transaction was financed by Gix Media’s existing cash balances and substantially by debt through a bank financing in the aggregate amount of $9.5 million, that consists of a line of credit of up to $3.5 million and a long-term loan of $6 million (see note 10).

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 7: BUSINESS COMBINATION (Cont.)

Cortex Acquisition (Cont.)

Fair Value of Cortex’s Identifiable Assets and Liabilities:

Cash and cash equivalents	775
Restricted deposits	29
Trade receivables	10,662
Other accounts receivables	346
Property and equipment	10
Goodwill arising from the acquisition	9,581
Technology	4,640
Customer relations	1,673
Total assets	27,716

Accounts payables	8,906
Short-term loan	1,500
Accrued expenses and other current liabilities	854
Deferred taxes and taxes payable	758
Total liabilities	12,018

Non-Controlling Interests	4,709

Total acquisition cost	10,989

The Purchase Price has been allocated between tangible and intangible assets acquired and liabilities assumed based on estimated fair values, with the residual of the Purchase Price recorded as goodwill. The intangible assets identified in the Cortex Transaction were technology and customer relations.

The estimation of the fair value of these intangible assets was determined using the income approach, which is based on the present value of the future cash flows attributable to each identifiable intangible asset. The fair value of the obligation and right to acquire the Remaining Balance Shares was estimated at a de minimis value, as the contractual terms for determining the Purchase Price for each such future acquisition provide that the Purchase Price be determined at an amount equal to the shares’ fair value at each future acquisition date. The fair value of the non-controlling interests is derived from the valuation of 100% of the shares of Cortex less the consideration paid upon acquiring 70% of Cortex’s shares.

Trade receivables, other accounts receivables, accounts payables, short-term loan and accrued expenses and other current liabilities were estimated to have fair values that approximate their carrying values due to the short-term maturities of these instruments.

The estimated useful lives for the acquired technology and customer relations associated with the Cortex Transaction are 6 and 7 years, respectively. The goodwill will not be deductible for income tax purposes.

Gix Media recorded acquisition costs in the amount of $197 with respect to Cortex Transaction, in the Company’s combined consolidated statements of operations as business acquisition and related costs.

Net Cash Flow from the Cortex Transaction:

Consideration paid in cash	10,989
Less cash and cash equivalents and restricted deposits received from acquisition of Cortex	(804)
Total net cash paid	10,185

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 8: ACCOUNTS PAYABLE

	As of December 31	As of December 31
	2021	2020

Trade payables	$10,491	$4,946
Accrued expenses	$6,185	$652
	16,676	5,598

NOTE 9: OTHER PAYABLES

	As of December 31	As of December 31
	2021	2020
Government authorities	$615	$338
Employees and payroll accruals	$655	$711
Other payables	$47	$47
	1,317	1,096

NOTE 10: LOANS

Bank Financing:

On the closing date of the Cortex Transaction, Gix Media entered into a financing agreement with Bank Leumi Le Israel Ltd (“Leumi”), an Israeli bank, for the provision of a line of credit in the total amount of up to $3.5 million and a long-term loan totaling $6 million, which Gix Media used to finance the Cortex Transaction (see note 7) (the “Financing Agreement”).

The Financing Agreement included the following main terms:

1)	A loan of $6 million to be provided to Gix Media which will be repaid in 48 monthly payments at an annual interest rate of LIBOR + 4.12%.

2)	A renewable monthly line of credit, of up to $3.5 million to be provided to Gix Media, which will be available for utilization for a period of two years and will be determined on a monthly basis, at 80% of Gix Media’s accounts receivable balance (“Line of Credit”). The amounts that will be withdrawn from the Line of Credit will bear annual interest of LIBOR + 3.2%.

3)	Gix Media undertook to meet financial covenants over the life of the loans as follows: (1) the ratio of debt to EBITDA, based on the Gix Media’s consolidated financial statements in all 4 consecutive quarters, will not exceed 2.4 in the first two years and will not exceed 1.75 in the following two years. As of December 31, 2021, Gix Media is in compliance with the financial covenants in connection with the Financing Agreement.

4)	As part of the Financing Agreement, Gix Media and the Company provided several liens in favor of Leumi (see Note 12).

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 10: LOANS (Cont.)

Composition of long-term loans, short-term loans and line of credit of the Group:

The following is the composition of the balance of the Group’s loans according to their nominal value:

	Interest rate (*)	As of December 31, 2021	As of December 31, 2020
Short-term bank loan – Gix Media	4.75%	-	628
Short-term loan – the Company	8%	69	50
Short-term bank loan – Gix Media	LIBOR + 3.20%	3,500	-
Short-term bank loan – Cortex	LIBOR + 3.52%	1,500	-
Long-term bank loan, including current maturity – Gix Media	LIBOR + 4.12%	5,770	-

		10,839	678

(*)	The LIBOR interest rate will continue to be published until June 2023 and then will be replaced by the Secured Overnight Financing Rate (“SOFR”).

Maturities of the Group’s bank loans as of December 31, 2021 are as follows:

2022	6,569	(*)
2023	1,500
2024	1,500
2025	1,270
Total	10,839

(*)	Includes a sum of $5,000 which is a renewable monthly credit line.

Short term bank loan:

During 2018, Gix Media received a short-term bank loan in the amount of NIS 2,000 (approximately $ 630) from an Israeli bank which bore an annual interest rate of 4.75% and was renewable on a 3-month basis. Such loan, as part of the Financing Agreement (as mentioned above), was fully repaid by Gix Media during 2021.

Short term loan and issues of shares of Common Stock:

On December 18, 2020, the Company entered into a loan agreement and Stock Subscription Agreement with certain Investors, pursuant to which the Investors lent an aggregate amount of $69 (the “Loan”). In accordance with the terms of the loan agreement, the Company prepaid the interest of the Loan of 8% compounded annually to the Investors by issuing 19,715 shares of Common Stock, at a price per share of $0.01. Under the Stock Subscription Agreement, the Investors paid $30 as consideration for the 107,143 shares of Common Stock issuance by the Company.

The Company allocated the total proceeds of $109 ($30 in respect of the 107,143 shares of Common Stock issued and the $69 proceeds on the Loan) based on their relative fair values. As a result of the allocation, a discount of $19 was recorded on the Loan. The discount is amortized over the term of the Loan as finance expense.

The allocation of the proceeds to the fair value distribution of the liability and equity components on the transactions date was as follows:

Instrument	Fair Value	% of Fair Value	Allocated Amount
Loan	55	50.55	50
Shares	54	49.45	49
Total	109	100	99

The composition of short term loan balance as of the transaction is as follows:

Loan	69
Discount on short term loan	(19)
Short term loan, net	50

As of December 31, 2021, the discount on the Loan was fully amortized.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 11: INCOME TAX EXPENSE

A. Tax rates applicable to the income of the Company:

Viewbix Inc. is taxed according to U.S. tax laws.

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the “Act”), which among other provisions, reduced the U.S. corporate tax rate from 35% to 21%, effective January 1, 2018.

Viewbix Israel is taxed according to Israeli tax laws. The Israeli corporate tax rate is 23% in the years 2021, 2020 and onwards.

Gix Media and Cortex are recognized as a “Preferred-Technology Enterprise” in accordance with Section 51 of the Encouragement of Capital Investments Law, 1959 and are taxed at a reduced corporate tax rate of 12%.

B. Tax assessments:

As of December 31, 2021, Gix Media has a final tax assessment for tax years prior to and including the tax year ended December 31, 2014.

Cortex has a final tax assessment for tax years prior to and including the tax year ended December 31, 2018.

Viewbix Israel has a final tax assessment for tax years prior to and including the tax year ended December 31, 2015.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 11: INCOME TAX EXPENSE (Cont.)

C. Deferred taxes are comprised of the following components:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Deferred taxes are comprised of the following components:

	As of December 31	As of December 31
	2021	2020

Deferred tax assets
Deferred research and development expenses	$38	$26
Employee compensation and benefits	$19	$50
Operating loss carryforward	$7,264	$7,110
Operating lease right of use asset	$68	-
Accrued severance pay	$13	$42

Total deferred tax assets	$7,402	$7,228

Deferred tax liabilities:
Differences between tax basis and carrying values of loans	$39	$-
Operating lease right of use liability	$70	-
Intangible assets associated with business combinations	$956	$420
Total deferred tax liabilities	$1,065	420

Net deferred tax assets before valuation allowance	$6,337	$6,808
Valuation allowance	(7,230)	(7,076)
Net deferred tax liabilities	$893	$268

As of December 31, 2021 and 2020, the Company has recorded a valuation allowance of $7,230 and $7,076 respectively, in respect of the deferred tax assets resulting primary from tax loss carryforward of Viewbix Inc., as management currently believes these deferred tax assets will not be realized in the foreseeable future.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 11: INCOME TAX EXPENSE (Cont.)

Income tax expenses are comprised as follows:

	Year ended 31,
	2021	2020

Current tax expenses	$302	$452
Tax benefit in respect of prior years	$(73)	$(126)
Deferred tax income	$(139)	$(145)
Taxes on income	$90	$181

D. Reconciliation of the theoretical tax expenses to the actual tax expenses:

A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company, and the actual tax expense as reported in the statements of operations is as follows:

	Year ended 31,
	2021	2020

Income before income taxes as reported in the combined consolidated statements of operations	$681	$2,510
Statutory tax rate the US	21%	21%
Theoretical tax expense	$143	$527
Increase (decrease) in tax expenses resulting from:
Lower tax rates for preferred technology enterprises	(262)	(412)
Non-deductible expenses	10	15
Tax benefits in respect of prior years	(73)	(126)
Change in valuation allowance	154	73
Others	118	104
Taxes on income	$90	$181

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 11: INCOME TAX EXPENSE (Cont.)

E. Available carryforward tax losses:

As of December 31, 2021 Viewbix Israel incurred operating losses of approximately $14,440 which may be carried forward and offset against taxable income in the future for an indefinite period.

As of December 31, 2021 the Company generated net operating losses in the U.S. of approximately $18,615. Net operating losses in the U.S. are available through 2035. Utilization of U.S. net operating losses may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of net operating losses before utilization.

F. Income before taxes includes the following components:

	Year ended 31,
	2021	2020

USA	$(164)	$(65)
Israel	845	2,575
	$681	$2,510

NOTE 12: COMMITMENTS AND CONTINGENCIES

Liens:

Gix Media has provided several liens under the Financing Agreement with Leumi in connection with the Cortex Transaction, as follows: (1) a floating lien on Gix Media’s assets; (2) a lien on Gix Media’s bank account in Leumi; (3) a lien on Gix Media’s rights under the Cortex Transaction; (4) a fixed lien on Gix Media’s intellectual property; and (5) a lien on Gix Media’s full holdings in Cortex.

Gix Media restricted deposits in the amount of $209 are used as a security in respect of credit cards, bank guaranties, office lease agreement and hedge transactions on the USD exchange rate.

Cortex has a restricted deposit in the amount of $25 which is used as a security in respect of its leased offices.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 13: SHAREHOLDERS’ EQUITY

A. Shares of Common Stock:

Shares of Common Stock confer the rights to: (i) participate in the general meetings, to one vote per share for any purpose, to an equal part, on share basis, (ii) in distribution of dividends and (iii) to equally participate, on share basis, in distribution of excess of assets and funds from the Company and will not confer other privileges.

On December 18, 2020, the Company entered into a Stock Subscription Agreement with certain investors (the “Investors”) in connection with the sale and issuance of an aggregate of 107,143 shares of Common Stock, at an issuance price of $0.01 per share, and for an aggregate issuance price of $30,000. In accordance with the terms of the loan agreement, the Company repaid the interest on the Loan 8% compounded annually to the Investors in the form of an issuance of an aggregate of 19,715 shares of Common Stock, at a price per share of $0.01. The shares of Common Stock were issued to the Investors pursuant to Regulation S of the Securities Act of 1933, as amended. For more details, see note 10.

B. Warrants:

The following table summarizes information of outstanding warrants as of December 31, 2021 and 2020:

	Warrants	Warrant Term	Exercise Price	Exercisable

Class J Warrants	130,333	July 2029	13.44	130,333
Class K Warrants	130,333	July 2029	22.4	130,333

C. Reverse Stock Split:

On August 31, 2022, the Company filed the Amended COI with the Secretary of State of Delaware to affect a 28 to 1 reverse stock split of the Company’s outstanding shares of Common Stock. (See note 18.D). All share and per share data in these financial statements have been retrospectively adjusted to reflect the reverse stock split.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 13: SHAREHOLDERS’ EQUITY (Cont.)

D. Share option plan:

After the completion of Gix Media’s acquisition by the Parent Company in 2017, the Parent Company granted options to Gix Media’s employees. These options entitle the employees to purchase ordinary shares of the Parent Company that are traded on Tel-Aviv Stock Exchange.

A summary of Gix Media’s employee options activity and related information is as follows:

	As of December 31, 2021		As of December 31, 2020
	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$
Options outstanding at beginning of the year	1,120,000	1.56	1,940,000	1.6
Changes during the period:
Granted	-	-	-	-
Exercised	-	-	-	-
Expired or forfeited	(382,085)	1.61	(820,000)	1.67

Outstanding at end of period	737,915	1.61	1,120,000	1.56
Options exercisable at end of period	504,585	1.61	704,997	1.56

The following tables summarize additional information regarding the Gix Media’s outstanding and exercisable options as of December 31, 2021:

	Options Outstanding
	As of December 31, 2021
Range of exercise price	Number of options As of December 31, 2021	Weighted average exercise price	Weighted average remaining contractual life (years)
$		$
1.61	737,915	1.61	6.60

	Options Exercisable
	As of December 31, 2021
Range of exercise price	Number of options As of December 31, 2021	Weighted average exercise price	Weighted average remaining contractual life (years)
$		$
1.61	504,585	1.61	6.63

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 13: SHAREHOLDERS’ EQUITY (Cont.)

The Company recognized stock-based compensation expenses related to Gix Media employee’s options in the statement of operations as follows:

	For the year ended December 31,
	2021	2020

Research and development	(40)	74
Selling and marketing	(6)	(2)
General and administrative	3	31

Total	(43)	103

E. Dividends:

For the year ended December 31, 2020, Gix Media distributed a dividend in the amount of $1,200. An amount of $814 which was distributed to the Parent Company, was offset from the Loan to Parent Company (see note 15).

For the year ended December 31, 2021, Cortex distributed a dividend in the amount of $194 to the non-controlling interests.

NOTE 14: ADDITIONAL INFORMATION REGARDING TO PROFIT AND LOSS ITEMS

Composition:

A. Research and development expenses:

	For the year ended December 31,
	2021	2020

Salaries and related expenses	1,708	2,009
Professional services and subcontractors	499	488
Share-based compensation	$(40)	74
Others	202	168
	$2,369	2,739

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 14: ADDITIONAL INFORMATION REGARDING TO PROFIT AND LOSS ITEMS (Cont.)

B. Selling and marketing expenses:

	For the year ended December 31,
	2021	2020

Salaries and related expenses	$880	$1,009
Share-based compensation	(6)	(2)
Advertising and marketing expenses	347	33
Other	124	123
	$1,345	$1,163

C. General and administrative expenses:

	For the year ended December 31,
	2021	2020

Salaries and related expenses	$796	$1,045
Professional services	488	453
Share-based compensation	3	31
Other	97	203
	$1,384	$1,732

D. Financial income, net:

Financial income:

	For the year ended December 31,
	2021	2020

Exchange rate differences	$221	$383
Interest income from loan to related party	151	224
Other	5	20
	$377	$627

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 14: ADDITIONAL INFORMATION REGARDING TO PROFIT AND LOSS ITEMS (Cont.)

Financial expenses:

	For the year ended December 31,
	2021	2020

Bank interest and fees	$85	$29
Interest expense from loans	130	27
Exchange rate differences	8	-
Other	14	16
	$237	$72

NOTE 15: LOANS - PARENT COMPANY

A. Loan to Parent Company:

	As of December 31	As of December 31
	2021	2020

Loan to Parent Company	$6,384	$5,819

The balance with the Parent Company represents a balance of an intercompany loan under a loan agreement signed between Gix Media and the Parent Company (the “Loan”) on March 22, 2020. The Loan bears interest at a rate to be determined from time to time in accordance with Section 3(j) of the Income Tax Ordinance, new version, and the Income Tax Regulations (Determination of Interest Rate for the purposes of Section 3(j), 1986) or according to a market interest rate decision as agreed between the parties.

For the years ended December 31, 2021 and 2020, Gix Media recognized interest income in respect of this loan in the amount of $151 and $224, respectively.

For the year ended December 31, 2020 Gix Media distributed dividend to the Parent Company in the amount of $814, which was offset from the Loan.

B. Loan from Parent Company:

	As of December 31	As of December 31
	2021	2020

Loan from Parent Company	$2,116	$2,054

The balance with the Parent Company represents certain expenses with respect to the Company’s ongoing operation (mainly salary expenses and other general and administrative expenses) which were financed by the Parent Company (the “Intercompany Balance”).

The Company entered into an agreement with the Parent Company, pursuant to which, effective as of December 31, 2021 (“Modification Date”), the Intercompany Balance was modified into a loan, which may be increased from time to time, upon the written mutual consent between the Company and the Parent Company. The Parent Company loan bears interest at a rate equivalent to the minimal interest rate recognized and attributed by the Israel Tax Authority and will be repaid, together with the accrued interest, in one payment until December 31, 2022, unless extended upon mutual consent of the Company and the Parent Company.

The Company accounted for the modification as an extinguishment of the Intercompany Balance and the issuance of a new debt. The loan was recorded at its fair value of $2,116 as of the Modification Date, with the difference of $184 between the fair value of the loan and the carrying value of the payable to the Parent Company recorded in the Company’s combined consolidated statement of changes in shareholders’ equity as a deemed contribution to the Company by the Parent Company, with a corresponding discount on the loan, to be amortized as finance expense in the Company’s combined consolidated statements of operations over the term of the loan.

As of December 31, 2021, no amounts were repaid by the Company to the Parent Company.

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 16: MAJOR CUSTOMERS

The following table sets forth the customers that represent 10% or more of the Group’s total revenues in each of the periods presented below:

	For the year ended December 31,
	2021	2020

Customer A	64%	95%
	$28,725	$36,240

NOTE 17: SEGMENT REPORTING

The Group operates in two different segments, since the Cortex Transaction in 2021 (see note 7), in such a way that each company in the Group operates as a separate business segment.

Search segment- the search segment develops a variety of technological software solutions, which perform automation, optimization and monetization of internet campaigns, for the purposes of obtaining and routing internet user traffic to its customers.

Digital content segment- the digital content segment is engaged in the creation and editing of content, in different languages, for different target audiences, for the purposes of generating revenues from leading advertising platforms, including Google, Facebook, Yahoo and Apple, by utilizing such content to obtain internet user traffic for its customers.

The segments’ results include items that directly serve and/or are used by the segment’s business activity and are directly allocated to the segment. As such they do not include depreciation and amortization expenses for intangible assets created at the time of the purchase of those companies, financing expenses created for loans taken for the purpose of purchasing those companies, and therefore these items are not allocated to the various segments.

Segments’ assets and liabilities are not reviewed by the CODM and therefore were not reflected in the segment reporting.

A. Segments revenues and operating results:

	Search segment	Digital content segment	Adjustments (See below)	Year ended December 31, 2021
Revenues from external customers	29,985	15,239	-	45,224
Depreciation and amortization	-	-	1,941	1,941
Segment operating income	1,608	1,431	(2,498)	541
Financial (expenses) income, net	(145)	(53)	(*) 338	140
Segment Income (loss), before income taxes	1,463	1,378	(2,160)	681

VIEWBIX INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share data)

NOTE 17: SEGMENT REPOTING (Cont.)

The “adjustment” column for segment operating income includes unallocated selling, general, and administrative expenses and certain items which management excludes from segment results when evaluating segment performance, as follows:

Year ended December 31,
2021

Depreciation and amortization expenses not attributable to segments (**)	$(1,941)
General and administrative not attributable to the segments (***)	$(557)
$(2,498)

(*)	Mainly consist of financial expenses from the Financing Agreement of bank loans taken for business combinations (see note 10).

(**)	Mainly consist of technology and customer relations amortization costs from business combinations (see note 7).

(***)	Mainly consist of salary and related expenses, professional consulting expenses and other expenses in connection with the business combinations and the Reorganization Transaction.

NOTE 18: SUBSEQUENT EVENTS

A.	On April 7, 2022, Cortex and Leumi entered into an addendum to an existing loan agreement between the parties, dated August 15, 2021. As part of the addendum to the loan agreement, Leumi provided Cortex with a monthly renewable credit line (the “Additional Credit Line”) in the amount of up to $1,000, which is an addition to the existing credit line of $1,500. The aggregate amount of the credit lines is $2,500 (the “Total Credit Line”). The Total Credit Line was available for utilization by Cortex until September 24, 2022. The Total Credit Line was determined every month at the level of 70% of Cortex’s customers’ balance. The amounts that were drawn from the Additional Credit Line bear an annual interest of SOFR + 3.52% (Overnight Financing Rate Secured, guaranteed daily interest as determined in accordance with the Federal Bank in New York). The Additional Credit Line was required for the purpose of increasing the traffic-acquisition and related costs and as part of the continuation growth trend in Cortex’s business activity. As of September 30, 2022, the Additional Credit Line was not renewed.

B.	On July 25, 2022, Gix Media and Leumi entered into an addendum to the Financing Agreement, according to which, Leumi will provide Gix Media with a loan of $1,500, to be withdrawn at the discretion of Gix Media no later than January 31, 2023 (the “Additional Loan”). The Additional Loan will bear an annual interest of SOFR + 5.25% to be repaid in 42 equal monthly payments starting from the date of the Additional Loan’s receipt. The Additional Loan will be used to purchase an additional 10% of Cortex’s shares in accordance with Cortex Transaction. As of the date of issuance of these financial statements, no amounts under the Additional Loan were withdrawn.

C.	On September 19, 2022, (the “Closing Date”) the Reorganization Transaction was consummated (see note 1.C).

D.	On August 31, 2022, the Company filed the Amended COI with the Secretary of State of Delaware to Affect a 28 to 1 reverse stock split of the Company’s outstanding shares of Common Stock. (see note 1.E).

E.	On September 14, 2022, Gix Media declared a dividend in the total amount of $1,000. As of the date of issuance of these financial statements, the dividend was not distributed.

F.	On September 19, 2022, as part of the Reorganization Transaction terms, the Company has provided several liens under Gix Media’s Financing Agreement with Leumi in connection with the Cortex Transaction, as follows: (1) a guarantee to Bank Leumi of all of Gix Media’s obligations and undertakings to Bank Leumi unlimited in amount; (2) a subordination letter signed by the company to Leumi Bank; (3) A first ranking all asset charge over all of the assets of the Company; and (4) a Deposit Account Control Agreement over the Company’s bank accounts.

G.	On November 20, 2022, in connection with the loan agreements with the Parent Company; the Company’s Board approved the restructure of the loan agreements such that the Company will repay the full loan amount from the Parent Company, by offsetting the loan owed by the Parent Company to Gix Media.

H.	During 2022, the Israeli tax authority commenced a tax assessment of Gix Media for the tax years 2017 to 2020. As of the date of issuance of these financial statements, the tax assessment has not been completed.

I.	During 2022, Cortex distributed a dividend in the amount of $1,322 to the non-controlling interests.

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